UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 18, 2021

JAKKS PACIFIC, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-28104	95-4527222
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2951 28 th Street, Santa Monica, California	90405
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (424) 268-9444

Securities registered or to be registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $.001 par value	JAKK	NASDAQ Global Select Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 18, 2021, the Company amended the employment agreement between the Company and Mr. Stephen G. Berman, Chief Executive Officer and President, and entered into Amendment No. 5 to Mr. Berman’s Second Amended and Restated Employment Agreement, dated as of November 11, 2010 (the “Berman Employment Agreement”). The terms of Mr. Berman’s Employment Agreement have been amended as follows: (i) to extend the Term of the Berman Employment Agreement for an additional three years through December 31, 2024; (ii) addition of a performance bonus opportunity for 2022 – 2024 in a range between twenty-five percent (25%) and three hundred percent (300%) of Base Salary, based upon the level of EBITDA achieved by the Company for the fiscal year, as determined by the Compensation Committee, which shall be payable in cash and is subject to additional terms and conditions as set forth therein; and (iii) modification of the Annual Restricted Stock Grant provided for under section 3(b) of the Berman Employment Agreement, effective as of January 2022, so that the number of shares of Restricted Stock granted pursuant to such Annual Restricted Stock Grant equal the lesser of (a) $3,500,000 in value (based on the closing price of a share of Common Stock on the last business day of the prior year), or (b) 2.25% of outstanding shares of Common Stock, which shall vest in three equal installments on each anniversary of grant, provided, that no such award under (a) or (b) above shall be made to Mr. Berman (and no cash substitute shall be provided to Mr. Berman) to the extent shares are not available for grant under the Plan as of such date; and, provided, further, that the Company shall not be obligated to amend the Plan and/or seek shareholder approval of any amendment to increase the amount of available shares under the Plan. All capitalized terms used but not defined in the previous sentence have the meanings ascribed thereto in the Berman Employment Agreement, as amended by the fifth amendment.

The foregoing description of the fifth amendment to the Berman Employment Agreement is qualified in its entirety by reference to the full text thereof, a copy of which is filed as Exhibit 10.1 to this Form 8-K and is incorporated by reference into this Item 5.02.

On February 18, 2021, the Company amended the employment letter agreement between the Company and Mr. John L. Kimble, Chief Financial Officer and Executive Vice President, and entered into First Amendment to Mr. Kimble’s Letter Employment Agreement, dated as of November 18, 2019 (the “Kimble Employment Agreement”). The terms of Mr. Kimble’s Employment Agreement have been amended as follows: (i) to convert from an “employee at will” to a term extending through December 31, 2024; (ii) increase in annual salary to $520,000 effective immediately and annual increases of at least 4% commencing January 1, 2022; (iii) modification of existing cash performance bonus opportunity for 2021 – 2024 in a range between twenty-five percent (25%) and one hundred twenty five percent (125%) of Base Salary, based upon the level of EBITDA achieved by the Company for the fiscal year, as determined by the Compensation Committee, which shall be payable in cash and is subject to additional terms and conditions as set forth therein; (iv) modification of the Kimble Employment Agreement captioned “Restricted Stock Awards”, effective as of January 2022, to provide for the annual grant of a number of shares of Restricted Stock equal to the lesser of (a) Base Salary in value (based on the closing price of a share of Common Stock on the last business day of the prior year), or (b) 1.05% of outstanding shares of Common Stock, which shall vest in three equal installments on each anniversary of grant, provided, that no such award under (a) or (b) above shall be made to Mr. Kimble (and no cash substitute shall be provided to Mr. Kimble) to the extent shares are not available for grant under the Plan as of such date; and, provided, further, that the Company shall not be obligated to amend the Plan and/or seek shareholder approval of any amendment to increase the amount of available shares under the Plan; and (v) as described above, inasmuch as this first amendment changes Mr. Kimble’s status as an employee at will, the Kimble Employment Agreement has also been revised to include provisions regarding minimum stock ownership requirements, “clawback” provisions and termination provisions for “Cause” and Good Reason, all of which new provisions, are similar to the provisions in the employment agreements of the Company’s other executive officers . All capitalized terms used but not defined in the previous sentence have the meanings ascribed thereto in the Kimble Employment Agreement, as amended by the first amendment.

The foregoing description of the first amendment to the Kimble Employment Agreement is qualified in its entirety by reference to the full text thereof, a copy of which is filed as Exhibit 10.2 to this Form 8-K and is incorporated by reference into this Item 5.02.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits

Exhibit	Description

10.1	Amendment No. 5 to the Employment Agreement of Stephen G. Berman

10.2	First Amendment to the Employment Agreement of John L. Kimble

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

JAKKS PACIFIC, INC.

	By:	/s/ John L. Kimble
John L. Kimble, CFO
Date: February 18, 2021